EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in the Form 10KSB being filed under the Securities Exchange Act of 1934 by Andean Development Corporation And Subsidiaries of our report dated February 10, 2001, relating to our audits of the consolidated balance sheet of Andean Development Corporation And Subsidiaries as of December 31, 2000 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2000 and 1999.



SPEAR, SAFER, HARMON & CO.

Miami, Florida
February 10, 2001

(except for Note 12, as to which
the date is March 30, 2001)